EXHIBIT 4.2

                             BOND PURCHASE AGREEMENT


     This Bond Purchase Agreement dated as of August 24, 1999 by and among the Rhode Island Industrial Facilities Corporation, a public corporation and governmental agency of the State of Rhode Island and Providence Plantations (the "State"), duly organized and validly existing under the laws of the State (the "Issuer"), Uvex Safety Manufacturing, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Obligor"), Bacou USA, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Guarantor") and BankBoston, N.A., a national banking association duly organized and validly existing under the laws of the United States of America as agent for itself and KeyBank, N.A., a national banking association duly organized and validly existing under the laws of the United States of America (the "Purchaser"), is made under the circumstances summarized in the following recitals (the capitalized terms not defined herein are as defined in the Agreement hereinafter described):

     WHEREAS, the Issuer proposes to issue, sell and deliver its $30,000,000 Rhode Island Industrial Facilities Corporation Industrial Development Revenue Bond (Uvex Safety Manufacturing, Inc. Project-1999 Series) (the "Bond") pursuant to its authorizing resolution adopted by its Board of Directors on August 3, 1999 (the "Resolution") and apply the proceeds derived from such sale to assist the Obligor in financing the purchase approximately 15.8 acres, more or less, of land located at or adjacent to 10 Thurber Boulevard in the Town of Smithfield, Rhode Island (the "Premises"), the purchase and renovation of the building and facilities located thereon containing 127,000 square feet, more or less, including the construction of an approximately 44,000 square foot addition thereto (the "Facilities") and the purchase and installation of machinery, furnishings and equipment at the Facilities (such purchase, construction, renovation and equipping is herein referred to as the "Project"); and

     WHEREAS, the Obligor and the Issuer have entered into a Lease Agreement dated as of August 24, 1999 (the "Agreement") whereby the Issuer agrees to lease the Project to the Obligor and to apply the proceeds of the Bond to finance the Project; and

     WHEREAS, the Obligor, by the Agreement, is required to make lease payments in the amounts and at the times sufficient to pay the principal of and premium, if any, and interest on the Bond; and

     WHEREAS, the Issuer, by an Assignment of Lease Agreement and Revenues from the Issuer to the Purchaser dated as of August 24, 1999 (the "Assignment"), will assign to the Purchaser as security for the Bond all right, title and interest of the Issuer in and to the Agreement (with certain exceptions therein contained), including the Agreement itself, and the Revenues, including the lease payments to be made by the Obligor thereunder; and

     WHEREAS, as additional security for the payment of principal and interest on the Bond, the Guarantor will enter into a Guaranty Agreement with the Purchaser dated as of August 24, 1999 (the "Guaranty").

     NOW, THEREFORE, intending to be legally bound, the parties hereto covenant and agree as follows (provided that any obligation of the Issuer created by or arising out of this Bond Purchase Agreement shall never constitute a general debt of the Issuer nor give rise to any pecuniary liability of the Issuer but shall be payable solely out of the Revenues):

     SECTION 1. PURCHASE OF THE BOND. Subject to the conditions hereof, the Issuer will issue and deliver the Bond, up to a maximum principal amount of
$30,000,000 upon the terms set forth in the form of the Bond for up to the purchase price equal to the principal amount of the Bond. Upon delivery of the Bond as described in Section 2 (the "Closing") and thereafter, the Purchaser will make advances to the Obligor in an aggregate amount of up to $30,000,000 for payment of Project costs pursuant to the terms of the Agreement and the Assignment. Each advance by the Purchaser shall cause the principal amount of the Bond to be increased by an amount equal to the amount of the advance and each advance shall constitute a partial payment of the purchase price of the Bond. The Bond shall be in the form of one Bond, registered in the name of the Purchaser in substantially the form attached hereto as Exhibit A.

     SECTION 2. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The Purchaser's obligation to purchase the Bond and to make advances to the Obligor is subject to (i) the accuracy of all representations, warranties, statements and opinions in the agreements, instruments, certificates and opinions (including, without limitation, this Bond Purchase Agreement, the Resolution, the Bond, the Agreement, the Guaranty and the Assignment) now or hereafter delivered in connection with the issuance of the Bond or any request for an advance and which will be included in the transcript of proceedings pertaining to the Bond (the "Bond Documents") on the date of the Closing and the date of each advance, (ii) the condition that no event of default exists under the Bond Documents and no condition exists which, with the giving of notice or lapse of time or both, would constitute any such event of default on the date of the Closing and the date of each advance, (iii) the performance by the Issuer and the Obligor of all agreements to be performed by them under the Bond Documents at or prior to the Closing and on or prior to the date of each advance, (iv) delivery of the Bond for payment no later than August 24, 1999 at the offices of Tillinghast Licht & Semonoff Ltd., One Park Row, Providence, Rhode Island 02903 or at such other location agreeable to the parties hereto, unless such date is extended in writing by the Purchaser and (v) the satisfaction of the following conditions:

          (a) at or prior to the Closing, the Issuer shall furnish to the Purchaser (1) a written approving opinion of Tillinghast Licht & Semonoff Ltd. (the "Bond Counsel") as to legality of and tax-exempt status of interest on the Bond from State of Rhode Island income taxation, dated as of the date of Closing and in their customary form and (2) a copy of the Resolution adopted by the Issuer authorizing the issuance of the Bond and delivery of executed Bond Documents to which the Issuer is a party;

          (b) at or prior to the Closing, the Obligor shall furnish to the Purchaser and the Issuer (1) a written opinion of counsel for the Obligor, dated the date of the Closing and in form acceptable to Bond Counsel and the Purchaser, (2) executed Bond Documents to which the Obligor is a party and (3) a certified copy of such actions or proceedings taken by the Obligor authorizing execution, delivery and performance of the obligations set forth in the Bond Documents to which each of the Obligors is a party;

          (c) at or prior to the Closing, the Guarantor shall furnish to the Purchaser and the Issuer (1) the Guaranty, in form acceptable to Bond Counsel and the Purchaser, (2) executed Bond Documents to which the Guarantor are a party, (3) a certified copy of such actions or proceedings taken by the Guarantor authorizing the execution, delivery and performance of the obligations set forth in the Bond Documents to which the Guarantor are a party, and (4) a written opinion of counsel to the Guarantor dated the date of the Closing and in form acceptable to Bond Counsel and the Purchaser;

          (d) all legal documentation and proceedings in connection with the transactions contemplated by this Bond Purchase Agreement shall be in form and substance satisfactory to the Purchaser and the Issuer, their legal counsel and Bond Counsel, and the Purchaser shall have received all such originals, counterparts, originals or certified or other copies of such Bond Documents in form and substance satisfactory to the Purchaser, as the Purchaser or its legal counsel may reasonably request; and

          (e) no event shall have occurred or information disclosed which, in the reasonable judgment of the Purchaser, has or could, with the passage of time, have a material adverse effect on the market value of the Bond.

     SECTION 3. CONDITIONS PRECEDENT TO ISSUER'S OBLIGATION. The Issuer's obligation to issue and deliver the Bond and perform its obligations hereunder is subject to (i) satisfaction of the conditions set forth in Section 2 herein (other than those conditions to be satisfied by the Issuer) and (ii) satisfaction of the Purchaser's obligations hereunder, including delivery to the Issuer and Bond Counsel of a duly executed investor's acknowledgment letter in substantially the form attached hereto as Exhibit B.

     SECTION 4. PAYMENT OF FEES AND EXPENSES. The Obligor agrees to pay, out of the proceeds of the Bond or otherwise, all reasonable costs and expenses relating to the issuance of the Bond, including all fees and expenses of the Issuer (including an Administrative Fee in an amount equal to 1/8 of 1% of the maximum principal amount of the Bonds) and Bond Counsel, the fees and expenses of the Obligor's and the Purchaser's counsel, (including counsel to any Purchaser bank) the Project Supervisor's fees, recording fees, the fee of the Rhode Island Public Finance Management Board (1/40 of 1% of the principal amount of the Bond) and all out-of-pocket expenditures of the parties hereto and their respective counsel. In the event the Bond is for any reason not sold or the proceeds thereof shall be insufficient to pay the above fees and expenses, the Obligor agrees to be bound to pay such fees and expenses.

     SECTION 5. COVENANTS OF BOND OFFERING; FURTHER ASSURANCES; REPRESENTATIONS, WARRANTIES AND COVENANTS. Neither of the Obligor nor the Issuer has, either directly or through any agent, offered the Bond for sale to, or solicited any offers to make all or any part of the loan to be made pursuant to the terms of the Bond, or to acquire the Bond or similar securities evidencing all or part of such loan, from or otherwise approached or negotiated in respect thereof with, any person or persons other than the Purchaser; and the Obligor and the Issuer each agree that it will not sell or offer the Bond to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any other person or persons so as thereby to bring the offering or issuance of the Bond within the provisions of Section 5 of the Securities Act of 1933, as amended. At the Purchaser's request, the Issuer and the Obligor will execute, acknowledge when appropriate, and deliver from time to time such instruments and documents as, in the reasonable opinion of the Purchaser, are necessary or desirable to confirm such obligations as the Issuer and the Obligor may have under any of the Bond Documents. All warranties, representations and covenants made in the Bond Documents by the Issuer and the Obligor are hereby incorporated herein by reference and may be relied upon by the Purchaser as if made directly to or with the Purchaser.

     SECTION 6. OFFER TO PREPAY UPON CHANGE IN CONTROL. If the Purchaser or any of its affiliates shall hold the Bond on the date of a change in control, as defined in the Agreement, the Obligor shall give written notice thereof to the Purchaser, promptly after the occurrence of such Change in Control but in any event within 10 days thereof. Such notice shall (a) describe in reasonable detail the facts and circumstances giving rise to such Change of Control and the effect thereof on the Obligors, (b) offer to prepay, on a date (the "Prepayment Date") which shall be not less than 30 days nor more than 60 days after the date of such notice, the principal and interest due on the Bond held by the Purchaser and its affiliates, (c) request the Purchaser to notify the Obligor in writing, not less than 10 days prior to the Prepayment Date, of its acceptance or rejection of such offer and (d) inform the Purchaser that, upon the Purchaser's receipt of such notice by the Obligor, failure to accept such offer in writing on or before the 10th day prior to the Prepayment Date shall be deemed rejection of such offer.

     Upon its acceptance of such offer, the Purchaser shall give written notice to the Obligor, on the fifth Business Day prior to the Prepayment Date, of the amount of the Prepayment Price of the Bond held by it, which notice shall set forth in reasonable detail the computation thereof. The Prepayment Price shall be binding on the Obligor, the Issuer and the Purchaser absent manifest error.

     Thereupon, each of the Obligor covenants and agrees that it will on the Prepayment Date prepay the Bond held by the Purchaser and its affiliates by payment of the Prepayment Price of such Bond, together with interest accrued on the unpaid principal amount of such Bond to the Prepayment Date. (Capitalized terms not defined in this Section 6 shall have the meanings ascribed thereto in the Agreement.)

     SECTION 7. RIGHTS AND REMEDIES. No delay or failure of the Purchaser in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Purchaser hereunder are cumulative and not exclusive of any rights or remedies which the Purchaser would otherwise have. Neither this Bond Purchase Agreement nor any provision hereof may be changed, waived, discharged or terminated except by a statement in writing signed by each party against which enforcement of the change, waiver, discharge or termination is sought.

     SECTION 8. EXTENT OF COVENANTS; NO PERSONAL LIABILITY. The Bond is a special obligation of the Issuer and the principal of, premium, if any, and interest on the Bond are payable solely from, and are secured equally by, a pledge of the revenues and are not otherwise an obligation of the Issuer. Anything in the Bond Documents to the contrary notwithstanding, neither the Bond Documents nor any provision thereof shall constitute a pledge of the faith and credit of the Issuer and the holder of the Bond shall have no right to have taxes levied for its payment either by the Issuer or any other taxing authority in the State. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future member, officer, agent or employee of the Issuer in his individual capacity, and no official executing any Bond Document shall be liable personally on the Bond Documents or be subject to any personal liability or accountability by reason of the issuance and execution thereof.

     SECTION 9. NOTICES. All notices, certificates, requests or other communications hereunder shall be deemed to be sufficiently given when hand delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows:

     (a)  As to the Issuer, at:

          One West Exchange Street
          Providence, Rhode Island 02903
          Attention:  Treasurer

     (b)  As to the Purchaser, at:

          BankBoston, N.A.
          One BankBoston Plaza
          Providence, Rhode Island 02903
          Attention:  Mark Meiklejohn, Vice President

          With a copy to:

          Partridge Snow & Hahn
          180 South Main Street
          Providence, Rhode Island 02903
          Attention:  David Gilden, Esquire

     (c)  As to the Obligor, at:

          Uvex Safety Manufacturing, Inc.
          c/o Bacou USA, Inc.
          10 Thurber Blvd.
          Smithfield, Rhode Island 02917
          Attention: Winfield W. Major, Secretary

or to such other place or places as the Issuer, the Obligor and the Purchaser may designate by notice given hereunder for the purpose of receiving notices, certificates, requests or other communications. Any notice given hereunder must be addressed and delivered to all the parties to this Bond Purchase Agreement.

     SECTION 10. APPLICABLE LAWS. This Bond Purchase Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State.

     SECTION 11. PARTIES IN INTEREST. All the terms and provisions of this Bond Purchase Agreement shall be binding upon and shall inure to the benefit of the Issuer, the Obligor, the Guarantor, the Purchaser and their respective successors and assigns and shall survive the issuance, sale and delivery of the Bond.

     SECTION 12. COUNTERPARTS. This Bond Purchase Agreement may be signed in any number of counterparts with the same effect as if the signature thereto and hereto were upon the same instrument. Complete sets of counterparts shall be lodged with the Issuer, the Obligor, and the Purchaser.

     WITNESS the due execution hereof this 24th day of August, 1999.


                                     RHODE ISLAND INDUSTRIAL FACILITIES
                                      CORPORATION



Attest:                              By: /s/   John F. Sheehan
       ------------------------         ----------------------------------------
              Secretary                          Treasurer


                                     UVEX SAFETY MANUFACTURING, INC.



WITNESS:                             By: /s/ W. Stepan       /s/ Philip B. Barr
       -------------------------        ----------------------------------------
                                         Title: Chairman         Vice Chairman


                                     BACOU USA, INC.



WITNESS:                             By: /s/ W. Stepan      /s/ Philip B. Barr
        ------------------------         ---------------------------------------
                                         Title: Co-Chairman,     Executive Vice
                                                President, CEO   President, COO


                                     BANKBOSTON, N.A.



WITNESS:                             By: /s/ Mark J. Meiklejohn
        ------------------------        ----------------------------------------
                                         Title: Vice President